Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450
e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Announces Executive Appointments
FREMONT, Calif., September 15, 2008— Lam Research Corporation (NASDAQ: LRCX) today announced the appointments to new positions for two senior executives of the company, Martin B. Anstice and Ernest E. Maddock. Mr. Anstice will become the Company’s Executive Vice President and Chief Operating Officer and Mr. Maddock will become the Company’s Senior Vice President and Chief Financial Officer. Both appointments will be effective September 29, 2008, at the beginning of the next fiscal quarter.
“The moves we are announcing today broaden and deepen the strength of our executive team,” stated Steve Newberry, president and chief executive officer. “In Martin’s seven-plus year career at Lam Research, he has been instrumental in executing the company’s migration to a lean, outsourced operating model that has enabled us to generate new levels of profitability and efficiency. His strong knowledge of Lam’s operations, in addition to his financial acumen, makes him ideal for the COO role.”
“Ernie Maddock has been responsible for an increasingly vital series of finance and operating roles at Lam since joining us eleven years ago. He makes an excellent successor to Martin, bringing broad operational knowledge of our global organization and functions to the chief finance position. I’m looking forward to continuing to work closely with both Martin and Ernie, and their extended teams, as we implement these well-deserved appointments,” Newberry concluded.
Mr. Anstice, 41, has been serving as the Company’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer. The position of Chief Operating Officer has been vacant since June 2005, when Stephen G. Newberry, the then-serving President and Chief Operating Officer, was named President and Chief Executive Officer. Mr. Maddock has been serving as the Company’s Senior Vice President of Global Operations.
Mr. Anstice has served as Chief Financial Officer and Chief Accounting Officer since 2004. Mr. Anstice joined the Company in 2001 as Senior Director, Operations Controller, was promoted to the position of Managing Director and Corporate Controller in 2002, was promoted to Group Vice President, Chief

Financial Officer, and Chief Accounting Officer in 2004, and was named Senior Vice President, Chief Financial Officer and Chief Accounting Officer in 2007. Mr. Anstice began his career at Raychem Corporation where he held various finance roles of increasing responsibility. Subsequent to Tyco International’s acquisition of Raychem in 1999, he continued his service by supporting Tyco Electronics’ mergers and acquisition activities, until joining Lam Research in 2001. Mr. Anstice is an associate member of the Chartered Institute of Management Accountants in the United Kingdom.
Mr. Maddock, 50, has served as Senior or Group Vice President of Global Operations since 2003. Mr. Maddock joined Lam Research in 1997 as Director of Global Sales Finance, was elevated to General Manager, Global Spares Business in 1998, was promoted to Vice President of the Customer Support Business Group in 2000, was promoted to Group Vice President of Global Operations in 2003, and named Senior Vice President of Global Operations in 2007, in which he oversees numerous corporate functions including Global Supply Chain, Production Operations, Corporate Quality, Information Technology, Global Security, and Global Real Estate and Facilities. Additionally, Mr. Maddock heads, and will continue to head, Bullen Semiconductor, a division of Lam Research. Prior to his employment with the Company, Mr. Maddock served as Chief Financial Officer of various divisions of NCR Corporation, including its Software Products Division and previously held a variety of executive roles in finance and operations in several industries, including commercial real estate and telecommunications.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. For more information, visit www.lamresearch.com.
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